UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   W. P. (Pete) Woodward
   Kerr-McGee Center
P.O. Box 25861
   OK, Oklahoma City 73125
2. Issuer Name and Ticker or Trading Symbol
   KERR-McGEE CORPORATION  (KMG)

3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   5/31/2002
5. If Amendment, Date of Original (Month/Year)
   5/31/2002
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Senior Vice President
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

___________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
___________________________________________________________________________________________________________________________________|
1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
___________________________________________________________________________________________________________________________________|
Common Stock               |5/14/ |A   | |5000 1            |A  |           |20400              |D     |                           |
                           |2002  |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |      |    | |                  |   |           |7636 2             |I     |By Trustee/EDCP            |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |      |    | |                  |   |           |2465.56 2          |I     |By Trustee/ESOP            |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |      |    | |                  |   |           |3205.82 2          |I     |By Trustee/SIP             |
-----------------------------------------------------------------------------------------------------------------------------------|
___________________________________________________________________________________________________________________________________|
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
Option (Right to Buy) |$61.46  |5/14/|A   |V|25250      |A  |     |05/14|Common Stock|25250  |       |25250       |D  |            |
                      |        | 2002|    | |           |   |     |/2002|            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Option (Right to Buy) |$40.2188|     |    | |           |   |     |01/12|Common Stock|       |       |11000       |D  |            |
                      |        |     |    | |           |   |     |/2009|            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Option (Right to Buy) |$44.00  |     |    | |           |   |     |03/08|Common Stock|       |       |567         |D  |            |
                      |        |     |    | |           |   |     |/2004|            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Option (Right to Buy) |$54.0625|     |    | |           |   |     |07/11|Common Stock|       |       |1134        |D  |            |
                      |        |     |    | |           |   |     |/2005|            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Option (Right to Buy) |$54.16  |     |    | |           |   |     |01/08|Common Stock|       |       |25250       |D  |            |
                      |        |     |    | |           |   |     |/2012|            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Option (Right to Buy) |$59.6563|     |    | |           |   |     |01/13|Common Stock|       |       |10000       |D  |            |
                      |        |     |    | |           |   |     |/2008|            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Option (Right to Buy) |$62.1250|     |    | |           |   |     |07/09|Common Stock|       |       |2200        |D  |            |
                      |        |     |    | |           |   |     |/2006|            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Option (Right to Buy) |$63.5313|     |    | |           |   |     |01/11|Common Stock|       |       |25000       |D  |            |
                      |        |     |    | |           |   |     |/2010|            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Option (Right to Buy) |$63.6875|     |    | |           |   |     |05/13|Common Stock|       |       |9000        |D  |            |
                      |        |     |    | |           |   |     |/2007|            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Option (Right to Buy) |$65.19  |     |    | |           |   |     |01/09|Common Stock|       |       |40000       |D  |            |
                      |        |     |    | |           |   |     |/2011|            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
___________________________________________________________________________________________________________________________________|

Explanation of Responses:
1. 5,000 shares of restricted stock.  Restrictions will lapse on May 14, 2005.
2. As of December 31, 2001.